Exhibit 10.1

Separation Agreement, General Release and Waiver of Claims

I, Katherine C. Harper, (“I” or “me”), am entering into this Separation Agreement, General Release and Waiver of Claims (the “Release”) with Tronox Limited and all of its parent, subsidiaries and affiliated companies (collectively referred to hereinafter as “Tronox”), in exchange for the severance benefits described herein.  I understand and acknowledge that the employment agreement that I entered into with Tronox on or about August 1, 2013 (the “Employment Agreement”) to serve as its Chief Financial Officer (“CFO”) expires on September 16, 2016 and that Tronox and I mutually have agreed that it will not be renewed.  Accordingly, I understand and agree that my last day of employment at Tronox shall be September 30, 2016 (the “Separation Date”).  I further agree that I shall faithfully perform all my duties as CFO through the Separation Date; provided, however, that in the event that Tronox hires a new CFO prior to the Separation Date, I then shall assist in the transition of my job knowledge and duties to the new CFO through the Separation Date or such earlier date as may be determined in the sole discretion of Tronox.  I understand and acknowledge that I must reasonably fulfill all of my job duties and responsibilities to Tronox as set forth in my Employment Agreement and herein, including without limitation the completion of the closing of the 2016 second quarter financial statements and execution of all filings and reports in connection therewith, as a condition precedent to my receipt of the severance benefits described herein.  Notwithstanding the foregoing, in the event I am unable to reasonably fulfill some or all of my job duties and responsibilities to Tronox as set forth in my Employment Agreement and herein due to my death,  or my physical or mental illness, injury or disability, I (or my estate) shall still be entitled to receive the severance and other benefits set forth herein and in the Severance Benefits Letter annexed hereto.

I voluntarily enter into this Release with a full understanding of its contents and legal effects, as follows:

1.          In consideration for the severance benefits described herein, I now and forever release and discharge Tronox and all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, auditors (including, but not limited to, PricewaterhouseCoopers LLC), consultants and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this section (each a “Released Party” or, collectively, the “Released Parties”) from any and all claims, suits, demands, liabilities, causes of action, or complaints of any kind or nature, including those for attorney fees, whether now known or unknown, suspected or unsuspected, which I may have had, or now have, against any of the Released Parties, which arise out of or are in any way connected with or are related to my employment with or my separation from employment with any Released Party or Released Parties.  This Release includes, but is not limited to, waiver of all rights or claims I may have related to wrongful termination, breach of contract, impairment of economic opportunity, violation of public policy, intentional infliction of emotional harm, or any other common law or statutory contract or tort claims, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, 42 U.S.C. §§ 1981, 1983, and 1985, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, or any other federal or state statute, municipal ordinance or governmental regulation relating to discrimination in employment or any other aspect of the employment relationship.  I understand that this Release is a bar against, and I am relinquishing my right to assert claims against the Released Parties concerning any of the foregoing laws.

Examples of released claims include, but are not limited to: (i) claims that in any way relate to my employment with any of the Released Parties, or my separation from that employment, such as claims for compensation, bonuses, commissions, or lost wages; (ii) claims that in any way relate to the design or administration of the Severance Plan or any other employee benefit program; (iii) claims that I have irrevocable or vested rights to severance benefits, post-employment health or group insurance benefits, or similar benefits (other than as described herein); (iv) any claim, such as a benefit claim, that was explicitly or implicitly denied before I signed this Release; (v) any claim I might have for extra benefits as a consequence of payments I receive because of signing this Release; or (vi) any claim to attorneys’ fees or other indemnities.  The foregoing notwithstanding, nothing herein shall be deemed to waive my acknowledged right to receive, at the time of my separation, the payments and benefits described in the Severance Benefits Letter attached hereto as Appendix A (the “Severance Benefits Letter”) Additionally, nothing herein shall be deemed to impair, diminish, waive-or otherwise affect any vested benefit I have under any Tronox qualified retirement or welfare benefit plan.

2.          This Release does not waive any rights or claims that I may have that first arise after the date I sign this Release.

3.          This Release does not waive any rights or claims that I may have to receive compensation for work-related injuries or illnesses under any workers’ compensation statute.  This Release also does not in any way prohibit me from filing any complaint with or participating in any investigation conducted by any government agency (e.g., the Equal Employment Opportunity Commission, the Securities & Exchange Commission, the Department of Labor, etc.); provided, however, that I hereby agree not to seek or accept any monetary compensation, payment or awards (including, but not limited to, any whistleblower fees or awards) arising from or related to any such complaint or participation by me.

4.           I understand that a Released Party will provide me with the severance benefits set forth in the Severance Benefits Letter.  I further understand that I would not be eligible for any such severance benefits but for my execution of and compliance with this Release and agreeing to all of the terms and obligations herein, as indicated by my signature below.

5.           I understand that the consideration provided in the Severance Benefits Letter constitutes final accord and satisfaction of all sums of money due from any Released Parties in association with the termination of my employment, specifically including any amount which may be due under any written or oral employment agreement with a Released Party, and this Release waives all rights or claims, as set out in Paragraph 1 above, arising under any such employment agreement.  I also understand that my signing this Release will terminate my Employment Agreement and any other written or oral employment agreement and/or severance agreement between any Released Party and me, effective as of the Separation Date.  Any provisions of the Employment Agreement intended by the parties to survive after termination of a contract shall survive, according to the terms thereof, including, but not limited to, all of my obligations set forth in the Non-Disclosure, Non-Competition and Assignment of Inventions Agreement attached as Annex A to my Employment Agreement.

6.          To the fullest extent permitted by law, I waive and give up each and every right or benefit that I may have under common law or any statutory provision to limit a general release.  This includes the right to exclude from the general release any claims or facts that I do not know or suspect exist at the time of executing this Release and that, if had I known, would have materially affected this Release.  This Release is effective and shall remain effective notwithstanding the discovery or existence of any such additional claims or facts.

7.          (a)          I shall not use or disclose to any third party any confidential information concerning the Released Parties, except as may otherwise be required by law.  I understand that confidential information consists of any and all information not generally known to members of the public that I obtained or became aware of in my employment relationship with a Released Party, or its predecessor, that is considered by the foregoing to be valuable or otherwise confidential.  This restriction against the use or disclosure of confidential information shall apply for a period of ten (10) years, except with respect to confidential information that also constitutes trade secrets in which case this restriction against use or disclosure shall not be limited in duration.  I also agree that upon the termination of my employment, I will return and not take or keep any confidential information or other documentation belonging to the Released Parties.

(b)        I agree that I will not serve as a consultant or expert witness for any party asserting any claims against any of the Released Parties, whether such claims are asserted informally or through any formal judicial, arbitral, or similar such proceedings.  I understand I am not prohibited from providing complete, responsive and truthful information to any government official or agency  or responding to a valid subpoena.  I agree, however, to give advance notice as soon as possible to Released Parties before providing any such information or testimony.

(c)        I agree I shall not willfully make any public statement or perform or do any other act that disparages or is prejudicial or injurious to the reputation or goodwill of or otherwise interferes with the business of any Released Party.  For its part, Tronox similarly agrees that its officers shall not willfully make any public statement or perform any act that disparages or is prejudicial or injurious to my reputation.

(d)        I agree that remedies at law for a breach or threatened breach of this Paragraph 7 would be inadequate.  In recognition of this fact, I agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, a Released Party or Parties, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.

8.          I understand and agree that I shall not apply for employment with or serve as a contractor for any of the Released Parties at any time in the future and that, should I apply for any such position, the Released Parties shall have no obligation to consider me for any position.  I also understand that, in the event I am rehired or retained by a Released Party, I may be terminated from that new position at any time, with or without cause or notice.  I agree that Tronox shall be entitled to seek the return of all severance benefits provided to me pursuant to the Severance Benefits Letter if I violate any of my material obligations under this Release.

9.          I am responsible for paying any taxes on amounts I receive because I signed this Release and I agree that the Released Party making the payments set forth in the Severance Benefits Letter is authorized to withhold all taxes it determines it is legally required to withhold.  I also agree to indemnify and hold harmless Tronox from any tax liabilities, interest or penalties that may arise from any failure by me to pay any income taxes or other taxes arising from my receipt of any of the severance benefits set forth in the Severance Benefits Letter.  The foregoing notwithstanding, Tronox agrees that it retains full responsibility for paying the employers’ portion of any payroll taxes arising from the severance payment described in Paragraph 1(a)(i) of the Severance Benefits Letter.

10.        The Released Parties and/or I may use this Release as evidence in any proceeding arising from or related to this Release.

11.        My heirs, executors, administrators, legal representatives, successors and assigns shall be bound by this Release.

12.        Except as indicated in the last sentence of paragraph 5 above, this Release constitutes the full and complete agreement between the Released Parties and me.  I understand that neither I nor any of the Released Parties is authorized to make any modifications to this Release, unless such modifications are in writing and signed by the same parties that sign this Release.

13.        Nothing in the Severance Benefits Letter or in this Release is intended by the Released Parties or I to imply that any party has done anything wrong.

14.        If any provision of this Release is determined to be null, void, inoperative or unenforceable, the parties jointly request that such provision be deemed modified to the least extent necessary so as to render it legal and enforceable.  To the extent that such modification cannot be accomplished, such provision shall be deemed to be stricken from this Release, the remaining provisions shall be considered separate from the stricken provision and the remaining provisions shall remain in full force and effect.

15.        I have been advised to discuss this Release with an attorney of my choice, at my own expense, and I acknowledge that I have been given adequate time in which to do so.  I acknowledge that no one made any representations to me about the Severance Benefits Letter or this Release other than as set forth in writing herein, I have read and understand the provisions of this Release.  I knowingly and voluntarily sign this Release on the date set forth below.  I further agree that, if requested by Tronox, I shall provide it within thirty (30) days after the Separation Date with a Supplemental General Release and Waiver of Claims, in which I re-affirm my waiver and release of all claims against the Released Parties and in which I further re-affirm all my obligations herein.  Such Supplemental General Release and Waiver of Claims shall be an obligation under this Release and I shall not seek or be entitled to any further consideration with respect to it.

16.        I acknowledge that the severance payments made available to me hereunder pursuant to the Severance Benefits Letter are sufficient consideration for this Release.

17.        I agree to withdraw or dismiss with prejudice all complaints, if any, I have filed against any Released Party with any court or in any other forum.  I promise never to seek any damages, remedies or other relief for myself personally (any right to which I hereby waive) with respect to any claim released by this Release.  I agree to pay the reasonable attorneys’ fees and any damages the Released Parties may incur as a result of my bringing an action against any Released Party based on a claim that was validly released under Paragraph 1 above.

18.        I acknowledge that I have received at least twenty-one (21) days to consider this Release.  I understand that I can timely accept this Release only by actual delivery of the signed Release in person, by mail or by email to Richard Muglia, General Counsel, Tronox Limited, 263 Tresser Blvd., Suite 1100, Stamford, CT 06901.  In order to timely accept this Release, such delivery of my signed Release must occur at any time between the date on which I first received this Release and twenty-one (21) days thereafter.

19.        I understand I may revoke this Release within seven (7) calendar days following the date on which I signed this Release, in which case I will not be entitled to receive the benefits set forth in the Severance Benefits Letter.  This Release shall not be effective or enforceable until that seven (7) day period for revocation has expired.  I understand that any revocation of this Release must be in writing and must be sent or delivered to Richard Muglia, General Counsel at Tronox Limited, 263 Tresser Blvd, Suite 1100, Stamford, CT 06901.  To be effective, any revocation must be received by Richard Muglia no later than 5:00 p.m. Eastern Time within seven (7) days following my execution of this Release (or if that day falls on a Saturday, Sunday or legal holiday, the next regular business day thereafter).

20.        This Release shall be governed by and interpreted in accordance with Connecticut law.  In the event of any dispute related to or arising from this Release, including, but not limited to, the Severance Benefits Letter attached hereto as Exhibit A, such dispute shall be resolved by binding arbitration conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Any such arbitration shall be conducted in Stamford, Connecticut before a single neutral arbitrator and, in addition to any other remedies available under applicable law, such arbitrator shall be empowered to award attorneys’ fees and costs to the prevailing party.

PLEASE READ THIS RELEASE CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed this 14th day of July, 2016.

/s/ Katherine C. Harper
Katherine C. Harper

Executed this 14th day of July, 2016 on behalf of Tronox.

/s/ Richard L. Muglia
Richard L. Muglia, Senior Vice President and General Counsel

Appendix A

Severance Benefits Letter

As consideration for the foregoing Separation Agreement, General Release and Waiver of Claims (the “Release”) that I have provided to Tronox Limited and all of its parent, subsidiaries and affiliated companies (collectively referred to hereinafter as “Tronox”), Tronox and I hereby agree as follows:

1.          Severance Pay.  As consideration for my obligations and agreements under the Release, Tronox shall provide me with severance pay in an amount equal to my annual salary as of the Separation Date ($498,623) plus my annual incentive payment at 100% of target ($349,036), the sum of which ($847,659) shall be paid to me on or about my Separation Date.

2.          Annual Incentive Plan.  Regardless of whether I do or do not sign the Release, on or about my Separation Date, Tronox will provide me with a pro-rated payment pursuant to its Annual Incentive Plan for 2016 in the amount of $261,777.

3.          Accrual Vacation and  Sick Days.  Regardless of whether I do or do not sign the Release, on or about my Separation Date, Tronox will pay me for my accrued, unused vacation time and my accrued, unused sick time.  Such payment amount shall be $65,444 for accrued, unused vacation time and $59,691 for accrued, unused sick time.

4.          Long Term Incentive Plan.  Regardless of whether I do or do not sign the Release, I shall receive any shares of stock, stock options and/or other shares that will have vested as of my Separation Date pursuant to the terms and conditions of Tronox’s Management Equity Incentive Plan (“MEIP”) as set forth in Appendix B.  If I sign this Release, I shall be eligible to vest in additional shares of stock, stock options and/or other shares that would not have otherwise vested as of my Separation Date as set forth in Appendix C.

5.          Retirement Savings Plan.  As of the Separation Date, I shall be deemed to be fully vested in my account balances in Tronox’s 401(k) Plan and Tronox’s BRP Plan.

6.          Employee Benefits and COBRA.  After the Separation Date, I no longer shall receive any employee benefits from Tronox, except that Tronox shall pay the premiums for my continued medical and/or dental insurance pursuant to COBRA, on the same terms and conditions applicable immediately prior to my Separation Date, from the Separation Date until the earlier of:  (a) my eligibility for medical and/or dental insurance through another employer; or (b) the twelve (12) month anniversary of the Separation Date.

7.          No Other Compensation or Benefits.  I acknowledge and agree that, except as expressly provided in this Severance Benefits Letter, or as otherwise required by applicable law, I shall not be entitled to receive any compensation, severance or other benefit from Tronox other than as set forth in this Severance Benefits Letter.  Without limiting the foregoing, I specifically acknowledge and agree that I shall not be entitled to any compensation, severance or other benefit arising from the Employment Agreement, from Tronox’s Severance Plan or from any other source except as enumerated above in this Severance Benefits Letter.

Appendix B

Treatment of Unvested Options and Restricted Share Units Regardless of Signing Release

With respect to the unvested Options and Restricted Share Units (“RSUs”):

1.	The following pro-rata portion of unvested options will be accelerated to vest on the Separation Date;

a.	5,707 options granted on February 10, 2014, which had a scheduled vesting date of February 10, 2017.

2.	The following pro-rata portions of unvested RSUs will be accelerated to vest on the Separation Date:

a.	5,257 time-based RSUs granted on February 10, 2014, which had a scheduled vesting date of February 10, 2017;

b.	3,469 time-based RSUs granted on February 26, 2015, which had a scheduled vesting date of February 26, 2017; and

c.	24,877 time-based RSUs granted on February 24, 2016, which had a scheduled vesting date of February 24, 2017.

3.	The following pro-rata portion of unvested performance-based RSUs shall remain outstanding and be eligible to vest on the third (3rd) anniversary of their respective Grant Dates based upon the Company’s actual performance over the Measurement Period in accordance with terms of the respective grant agreements as follows:

a.	4,661 performance-based RSUs with ROCE metrics granted on February 26, 2015;

b.	4,661 performance-based RSUs with TSR metrics granted on February 26, 2015;

c.	18,692 performance-based RSUs with CCG metrics granted on February 24, 2016; and

d.	6,230 performance-based RSUs with TSR metrics granted on February 24, 2016.

Appendix C

Treatment of Unvested Options and Restricted Share Units Only With Signing Release

With respect to the unvested Options and Restricted Share Units (“RSUs”):

1.	The following additional unvested options will be accelerated to vest on the Separation Date;

a.	3,258 options granted on February 10, 2014, which had a scheduled vesting date of February 10, 2017.

2.	The following additional unvested RSUs will be accelerated to vest on the Separation Date:

a.	3,002 time-based RSUs granted on February 10, 2014, which had a scheduled vesting date of February 10, 2017;

b.	2,383 time-based RSUs granted on February 26, 2015, which had a scheduled vesting date of February 26, 2017;

c.	5,853 time-based RSUs granted on February 26, 2015, which had a scheduled vesting date of February 26, 2018;

d.	16,699 time-based RSUs granted on February 24, 2016, which had a scheduled vesting date of February 24, 2017;

e.	41,576 time-based RSUs granted on February 24, 2016, which had a scheduled vesting date of February 24, 2018; and

f.	41,576 time-based RSUs granted on February 24, 2016, which had a scheduled vesting date of February 24, 2019.

3.	The following additional unvested performance-based RSUs shall remain outstanding and be eligible to vest on the third (3rd) anniversary of their respective Grant Dates based upon the Company’s actual performance over the Measurement Period in accordance with terms of the respective grant agreements as follows:

a.	4,117 performance-based RSUs with ROCE metrics granted on February 26, 2015;

b.	4,117 performance-based RSUs with TSR metrics granted on February 26, 2015;

c.	74,854 performance-based RSUs with CCG metrics granted on February 24, 2016; and

d.	24,952 performance-based RSUs with TSR metrics granted on February 24, 2016.